EXHIBIT 21.1


                              QUINTUS SUBSIDIARIES


1. Quintus CallCenter Solutions BV
   Konninginneweg 11, 1217 KP Hilversum
   The Netherlands

2. Quintus CallCenter Solutions Co.
   Suite 800, 1959 Upper Water Street, PO Box 997
   Halifax, Nova Scotia B3J 2X2


                                     II-7